Funko Reports 2023 Fourth Quarter, Full Year Financial Results;
Provides Full-Year Outlook for 2024
--Q4 Net Sales, Gross Margin and Adjusted EBITDA at Upper End of Expectations,
Driven by Strong DTC Growth and Continued Operational Improvement--
EVERETT, Wash. March 7, 2024 -- Funko, Inc. (Nasdaq: FNKO), a leading pop culture lifestyle brand, today reported its consolidated financial results for the fourth quarter and full year ended December 31, 2023. The company also provided financial guidance for the 2024 first quarter and full year.
Fourth-Quarter Financial Results Summary: 2023 vs 2022
•Net sales were $291.2 million versus $333.0 million
•Gross profit was $109.4 million, equal to gross margin of 37.6%, compared with $94.3 million, equal to gross margin of 28.3%
•SG&A expenses were $97.4 million, which included $8.0 million of non-recurring charges primarily related to fair market value adjustments for assets held for sale. This compares with $139.2 million, which included $32.5 million of non-recurring charges related to the write down of an enterprise resource planning system, for the fourth quarter of 2022
•Net loss was $10.8 million, or $0.21 per share, versus $42.2 million, or $0.89 per diluted share
•Adjusted net income* was $0.5 million, or $0.01 per diluted share, versus adjusted net loss of $17.9 million, or $0.35 per share
•Adjusted EBITDA* was $23.5 million versus negative adjusted EBITDA* of $6.3 million
Full-Year Financial Results Summary: 2023 vs 2022
•Net sales were $1.1 billion versus $1.3 billion
•Gross profit was $333.0 million, equal to gross margin of 30.4%, which included $39.0 million of non-recurring charges related to the disposal of excess inventory and finished and unfinished goods held at offshore factories. This compares with $434.0 million, equal to gross margin of 32.8%
•SG&A expenses were $377.1 million, which included $20.7 million of non-recurring charges primarily related to the termination of a lease agreement, fair market value adjustments for assets held for sale and severance and related charges. This compares with $398.3 million for the 2022 full year, which included $32.5 million of non-recurring charges related to the write-down of an enterprise resource planning system
•Net loss was $154.1 million, or $3.19 per share, compared with $8.0 million, or $0.18 per share
•Adjusted net loss* was $45.4 million, or $0.87 per share, versus adjusted net income* of $29.6 million, or $0.57 per diluted share
•Adjusted EBITDA* was $27.2 million compared with $97.4 million

"In 2023, we implemented a comprehensive plan to significantly reduce costs, improve operational efficiencies and focus on our core product offerings,” said Michael Lunsford, Funko’s Interim Chief Executive Officer. "The major elements of that plan, which addressed the company's inventory issues, unprofitable product lines and SKUs, workforce size, and several other factors, were successfully completed, and we believe our company is now on a significantly more solid foundation upon which we intend to build and grow.

"For the 2023 fourth quarter, net sales and adjusted EBITDA were at the upper end of our guidance range, fueled in part by growth in our direct-to-consumer (DTC) business, which accounted for 26 percent of our revenue and increased nearly 30 percent compared with the same quarter of the prior year. Gross margin of 38 percent was the highest of any quarter in 2023.

“Turning to our balance sheet, we substantially lowered our inventory levels to $119 million at December 31, 2023 from $246 million at the end of last year and $162 million at September 30, 2023. We also paid down our debt by $26 million in the fourth quarter and used the proceeds from a transaction related to our Games business to further reduce our debt in the first quarter of 2024.

"Looking ahead, we face a softer content schedule following the recent Hollywood strikes and uncertainty around shipping costs caused by the Red Sea situation. Despite these headwinds, we expect our bottom line to significantly improve in 2024 compared with 2023. Our belief is based on the actions we are taking to, among other things, further expand our DTC business and increase sales of Pop! Yourself and limited-edition products – areas we control and can grow profitably."

Leadership Update

The company also announced today that Steve Nave, Funko’s Chief Financial Officer (CFO) and Chief Operating Officer, is resigning effective March 15, 2024. Yves LePendeven, the company’s Deputy CFO, will serve as Acting CFO as of the same date.

“Steve joined us a year ago to help with our cost reduction and operational improvement plan,” said Lunsford. “We have made significant progress against that plan and thank Steve for his contributions. We wish Steve success in his future endeavors.

“I have worked with Yves for several years now, as both a board member and as the interim CEO. I have complete faith in Yves to lead our Finance and Accounting functions. We believe we now have in place a strong, lean, aligned senior leadership team to support the arrival of a new CEO and the growth of Funko.”

Fourth Quarter 2023 Net Sales by Category and Geography
The tables below show the breakdown of net sales on a brand category and geographical basis (in thousands):

	Three Months Ended December 31,		Period Over Period Change
	2023	2022	Dollar	Percentage
Net sales by product brand:
Core Collectibles	$212,776	$243,340	$(30,564)	(12.6)%
Loungefly Branded Products	54,908	73,346	(18,438)	(25.1)%
Other	23,552	16,354	7,198	44.0%
Total net sales	$291,236	$333,040	$(41,804)	(12.6)%

	Three Months Ended December 31,		Period Over Period Change
	2023	2022	Dollar	Percentage
Net sales by geography:
United States	$197,368	$240,647	$(43,279)	(18.0)%
Europe	78,138	61,869	16,269	26.3%
Other International	15,730	30,524	(14,794)	(48.5)%
Total net sales	$291,236	$333,040	$(41,804)	(12.6)%

Balance Sheet Highlights - At December 31, 2023 vs December 31, 2022
•Total cash and cash equivalents were $36.5 million at December 31, 2023 versus $19.2 million at December 31, 2022
•Inventories were $119.5 million at December 31, 2023 versus $246.4 million at December 31, 2022
•Total debt was $273.6 million at December 31, 2023 versus $245.8 million at December 31, 2022. Total debt includes the amount outstanding under the company's term loan facility, net of unamortized discounts, revolving line of credit and the company's equipment finance loan

Outlook for 2024
Based on its current outlook, the company provided its 2024 full-year outlook and 2024 first-quarter guidance, as follows:

Current Outlook
2024 Full Year
Net Sales	$1.047 billion to $1.103 billion
Adjusted EBITDA*	$65 million to $85 million

2024 First Quarter
Net sales	$214 million to $227 million
Gross margin %	~37%
SG&A expense, in dollars	$87 million to $88 million
Adjusted net loss*	$17 million to $13 million
Adjusted net loss per share*	$0.32 to $0.24
Adjusted EBITDA*	$0 million to $5 million

*Adjusted net loss, adjusted net loss per diluted share and adjusted EBITDA are non-GAAP financial measures. For a reconciliation of historical adjusted net loss, adjusted loss per diluted share, and adjusted EBITDA, to the most directly comparable U.S. GAAP financial measures, please refer to the “Non-GAAP Financial Measures” section of this press release. A reconciliation of adjusted net loss, adjusted net loss per diluted share and adjusted EBITDA outlook to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to certain items. However, for the first quarter of 2024 the company expects equity-based compensation of approximately $4 million, depreciation and amortization of approximately $16 million and interest expense of approximately $6 million. For the full year 2024, the company expects equity-based compensation of approximately $15 million, depreciation and amortization of approximately $64 million and interest expense of approximately $18 million, each of which is a reconciling item to net loss. See "Use of Non-GAAP Financial Measures" and the attached reconciliations for more information.

Conference Call and Webcast
The company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today, March 7, 2024, to further discuss its fourth-quarter and full-year results and business update. A live webcast, presentation materials and a replay of the event will be available on the Investor Relations section on the Company’s website at investor.funko.com. The replay of the webcast will be available for one year.

Use of Non-GAAP Financial Measures
This release contains references to non-GAAP financial measures, including adjusted net income (loss), including per share amounts, adjusted EBITDA, and adjusted EBITDA margin, which are financial measures that are not prepared in conformity with United States generally accepted accounting principles (U.S. GAAP). Management uses these measures internally for evaluating its operating performance, for planning purposes, including the preparation of our annual operating budget and financials projections, and to assess incentive compensation for our employees, and to evaluate our capacity to expand our business. In addition, our senior secured credit facilities use adjusted EBITDA to measure our compliance with covenants such as senior leverage ratio. The company's management believes that the presentation of non-GAAP financial measures provides useful supplementary information regarding operational performance, because it enhances an investor's overall understanding of the financial results for the company's core business. Additionally, it provides a basis for the comparison of the financial results for the company's core business between current, past and future periods as they remove the impact of items not directly resulting from our core operations. The company also believes that including Adjusted EBITDA and the other non-GAAP financial measures presented in this release is appropriate to provide additional information to investors and help to compare against other companies in our industry. Non-GAAP financial measures have limitations as analytical tools and should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with U.S. GAAP. We caution investors that amounts presented in accordance with our definitions of adjusted net income (loss), including per share amounts, adjusted EBITDA and adjusted EBITDA margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate these measures in the same manner.
Detailed reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables following this release.
About Funko
Headquartered in Everett, Washington, Funko is a leading pop culture lifestyle brand. Funko designs, sources and distributes licensed pop culture products across multiple categories, including vinyl figures, action toys, plush, apparel, housewares and accessories for consumers who seek tangible ways to connect with their favorite pop culture brands and characters. Learn more at www.funko.com, and follow us on Twitter (@OriginalFunko) and Instagram (@OriginalFunko).

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial results and financial position, the underlying trends in our business and the retail industry, including ongoing impacts from the Hollywood strikes and uncertainty relating to the situation in the Red Sea, our potential for growth, expectations regarding annualized cost savings and the impact of restructuring initiatives; and our strategic growth priorities. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our ability to execute our business strategy; our ability to manage our inventories and growth; our ability to maintain and realize the full value of our license agreements; impacts from economic downturns; changes in the retail industry and markets for our consumer products; our ability to maintain our relationships with retail customers and distributors; risks related to the impact of COVID-19 on our business, financial results and financial condition; our ability to compete effectively; fluctuations in our gross margin; our dependence on content development and creation by third parties; the ongoing level of popularity of our products with consumers; our ability to develop and introduce products in a timely and cost-effective manner; our ability to obtain, maintain and protect our intellectual property rights or those of our licensors; potential violations of the intellectual property rights of others; risks associated with counterfeit versions of our products; our ability to attract and retain qualified employees and maintain our corporate culture; our use of third-party manufacturing; risks associated with climate change; increased attention to sustainability and environmental, social and governance initiatives; geographic concentration of our operations; risks associated with our international operations; changes in effective tax rates or tax law; our dependence on vendors and outsourcers; risks relating to government regulation; risks relating to litigation, including products liability claims and securities class action litigation; any failure to successfully integrate or realize the anticipated benefits of acquisitions or investments; future development and acceptance of blockchain networks; risks associated with receiving payments in digital assets; risk resulting from our e-commerce business and social media presence; our ability to successfully operate our information systems and implement new technology; risks relating to our indebtedness, including our ability to comply with financial and negative covenants under our Credit Agreement, as amended; our ability to secure additional financing on favorable terms or at all; the potential for our or our third party providers’ electronic data or the electronic data of our customers to be compromised; the influence of our significant stockholder, TCG, and the possibility that TCG’s interests may conflict with the interests of our other stockholders; risks relating to our organizational structure; volatility in the price of our Class A common stock; and risks associated with our internal control over financial reporting. These and other important factors discussed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Investor Relations:
investorrelations@funko.com
Media:
pr@funko.com

Funko, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(in thousands, except per share data)
Net sales	$291,236	$333,040	$1,096,086	$1,322,706
Cost of sales (exclusive of depreciation and amortization shown separately below)	181,827	238,711	763,085	888,685
Selling, general, and administrative expenses	97,380	139,229	377,065	398,272
Depreciation and amortization	15,429	13,160	59,763	47,669
Total operating expenses	294,636	391,100	1,199,913	1,334,626
(Loss) income from operations	(3,400)	(58,060)	(103,827)	(11,920)
Interest expense, net	7,419	4,480	27,970	10,334
Loss on extinguishment of debt	—	—	494	—
Gain on tax receivable agreement liability adjustment	(603)	—	(100,223)	—
Other (income) expense, net	(646)	(971)	(127)	787
(Loss) income before income taxes	(9,570)	(61,569)	(31,941)	(23,041)
Income tax expense (benefit)	1,638	(14,869)	132,497	(17,801)
Net (loss) income	(11,208)	(46,700)	(164,438)	(5,240)
Less: net (loss) income attributable to non-controlling interests	(447)	(4,481)	(10,359)	2,795
Net (loss) income attributable to Funko, Inc.	$(10,761)	$(42,219)	$(154,079)	$(8,035)

(Loss) earnings per share of Class A common stock:
Basic	$(0.21)	$(0.89)	$(3.19)	$(0.18)
Diluted	$(0.21)	$(0.89)	$(3.19)	$(0.18)
Weighted average shares of Class A common stock outstanding:
Basic	50,384	47,179	48,332	44,555
Diluted	50,384	47,179	48,332	44,555

Funko, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,
	2023	2022
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$36,453	$19,200
Accounts receivable, net	130,831	167,895
Inventory, net	119,458	246,429
Prepaid expenses and other current assets	56,134	39,648
Total current assets	342,876	473,172
Property and equipment, net	91,335	102,232
Operating lease right-of-use assets	61,499	71,072
Goodwill	133,795	131,380
Intangible assets, net	167,388	181,284
Deferred tax asset, net of valuation allowance	—	123,893
Other assets	7,752	8,112
Total assets	$804,645	$1,091,145
Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$120,500	$70,000
Current portion long-term debt, net of unamortized discount	22,072	22,041
Current portion of operating lease liabilities	17,486	18,904
Accounts payable	52,919	67,651
Income taxes payable	986	871
Accrued royalties	54,375	69,098
Accrued expenses and other current liabilities	90,494	112,832
Total current liabilities	358,832	361,397
Long-term debt, net of unamortized discount	130,986	153,778
Operating lease liabilities, net of current portion	71,309	82,356
Deferred tax liability	402	382
Liabilities under tax receivable agreement, net of current portion	—	99,620
Other long-term liabilities	5,076	3,923
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 200,000 shares authorized; 50,549 shares and 47,192 shares issued and outstanding as of December 31, 2023 and 2022, respectively	5	5
Class B common stock, par value $0.0001 per share, 50,000 shares authorized; 2,277 shares and 3,293 shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Additional paid-in-capital	326,180	310,807
Accumulated other comprehensive loss	(180)	(2,603)
(Accumulated deficit) retained earnings	(94,064)	60,015
Total stockholders' equity attributable to Funko, Inc.	231,941	368,224
Non-controlling interests	6,099	21,465
Total stockholders' equity	238,040	389,689
Total liabilities and stockholders' equity	$804,645	$1,091,145

Funko, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2023	2022	2021

	(in thousands)
Operating Activities
Net (loss) income	$(164,438)	$(5,240)	$67,854
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization and other	57,389	47,919	40,056
Equity-based compensation	10,534	16,591	12,994
Amortization of debt issuance costs and debt discounts	1,274	902	1,118
Loss on debt extinguishment	494	—	675
Gain on tax receivable agreement liability adjustment	(100,223)	—	—
Deferred tax expense (benefit)	123,124	(17,414)	(361)
Other	4,090	5,244	1,403
Changes in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net	40,513	19,075	(56,648)
Inventory	122,479	(82,214)	(107,166)
Prepaid expenses and other assets	3,242	(7,263)	3,700
Accounts payable	(17,968)	11,043	26,933
Income taxes payable	75	(15,018)	15,585
Accrued royalties	(14,723)	9,082	17,633
Accrued expenses and other liabilities	(34,927)	(22,841)	63,586
Net cash provided by (used in) operating activities	30,935	(40,134)	87,362

Investing Activities
Purchase of property and equipment	$(35,131)	$(59,148)	$(27,759)
Acquisitions of business and intangible assets, net of cash acquired	(5,364)	(19,479)	199
Other	699	562	179
Net cash used in investing activities	(39,796)	(78,065)	(27,381)

Financing Activities
Borrowings on line of credit	$71,000	$120,000	$—
Payments on line of credit	(20,500)	(50,000)	—
Debt issuance costs	(1,957)	(405)	(1,055)
Proceeds from long-term debt, net	—	20,000	180,000
Payment of long-term debt	(22,581)	(18,000)	(198,375)
Contingent consideration	—	—	(2,000)
Distributions to continuing equity owners	(1,118)	(10,710)	(9,277)
Payments under tax receivable agreement	(4)	(7,718)	(1,715)
Proceeds from exercise of equity-based options	756	1,472	3,794
Net cash provided by (used in) financing activities	25,596	54,639	(28,628)

Effect of exchange rates on cash and cash equivalents	518	(797)	(51)

Net change in cash and cash equivalents	17,253	(64,357)	31,302
Cash and cash equivalents at beginning of period	19,200	83,557	52,255
Cash and cash equivalents at end of period	$36,453	$19,200	$83,557

Supplemental Cash Flow Information
Cash paid for interest	$24,635	$8,856	$5,679
Income tax payments	1,059	22,363	1,462
Establishment of liabilities under tax receivable agreement	—	30,034	20,691
Issuance of equity instruments for acquisitions	—	1,487	—
Tenant allowance	—	17,236	—

The following tables reconcile the Non-GAAP Financial Measures to the most directly comparable U.S. GAAP financial performance measure, which is net income (loss), for the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(in thousands, except per share data)
Net (loss) income attributable to Funko, Inc.	$(10,761)	$(42,219)	$(154,079)	$(8,035)
Reallocation of net (loss) income attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC for Class A common stock (1)	(447)	(4,481)	(10,359)	2,795
Equity-based compensation (2)	3,013	4,592	10,534	16,591
Acquisition transaction costs and other expenses (3)	7,320	—	14,241	2,850
Certain severance, relocation and related costs (4)	702	1,572	6,486	9,775
Loss on extinguishment of debt (5)	—	—	494	—
Foreign currency transaction (gain) loss (6)	(641)	(4,990)	854	(3,232)
Tax receivable agreement liability adjustments (7)	(603)	3,987	(100,223)	3,987
One-time cloud based computing arrangement abandonment (8)	—	32,492	—	32,492
One-time disposal costs for finished inventory held at offshore factories (9)	135	—	6,283	—
One-time disposal costs for unfinished inventory held at offshore factories (10)	—	—	2,404	—
Inventory write-down (11)	254	—	30,338	—
Income tax expense (9)	1,486	(8,890)	147,630	(27,657)
Adjusted net income (loss)	$458	$(17,937)	$(45,397)	$29,566
Adjusted net income (loss) margin (13)	0.2%	(5.4)%	(4.1)%	2.2%
Weighted-average shares of Class A common stock outstanding-basic	50,384	47,179	48,332	44,555
Equity-based compensation awards and common units of FAH, LLC that are convertible into Class A common stock	2,808	4,335	4,021	6,967
Adjusted weighted-average shares of Class A stock outstanding - diluted	53,192	51,514	52,353	51,522
Adjusted earnings (loss) per diluted share	$0.01	$(0.35)	$(0.87)	$0.57

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Net (loss) income	$(11,208)	$(46,700)	$(164,438)	$(5,240)
Interest expense, net	7,419	4,480	27,970	10,334
Income tax expense	1,638	(14,869)	132,497	(17,801)
Depreciation and amortization	15,429	13,160	59,763	47,669
EBITDA	$13,278	$(43,929)	$55,792	$34,962
Adjustments:
Equity-based compensation (2)	3,013	4,592	10,534	16,591
Acquisition transaction costs and other expenses (3)	7,320	—	14,241	2,850
Certain severance, relocation and related costs (4)	702	1,572	6,486	9,775
Loss on extinguishment of debt (5)	—	—	494	—
Foreign currency transaction (gain) loss (6)	(641)	(4,990)	854	(3,232)
Tax receivable agreement liability adjustments (7)	(603)	3,987	(100,223)	3,987
One-time cloud based computing arrangement abandonment (8)	—	32,492	—	32,492
One-time disposal costs for finished inventory held at offshore factories (9)	135	—	6,283	—
One-time disposal costs for unfinished inventory held at offshore factories (10)	—	—	2,404	—
Inventory write-down (11)	254	—	30,338	—
Adjusted EBITDA	$23,458	$(6,276)	$27,203	$97,425
Adjusted EBITDA margin (14)	8.1%	(1.9)%	2.5%	7.4%

(1)
Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC in periods in which income was attributable to non-controlling interests.

(2)	Represents non-cash charges related to equity-based compensation programs, which vary from period to period depending on timing of awards.
(3)
For the three months ended December 31, 2023, includes fair market value adjustments for assets held for sale. For the year ended December 31, 2023, includes costs related to the termination of a lease agreement and related expenses, fair market value adjustments for assets held for sale, partially offset by acquisition-related benefits. For the year ended December 31, 2022, includes acquisition-related costs related to investment banking and due diligence fees.

(4)
Represents certain severance, relocation and related costs. For the three months ended December 31, 2023, includes residual charges for severance and benefit costs for reductions-in-force. For the year ended December 31, 2023, includes charges to remove leasehold improvements and return multiple Washington-based warehouses, and charges related to severance and benefit costs for reductions-in-force. For the three months ended December 31, 2022, includes charges related to severance for the transition of management personnel. For the year ended December 31, 2022, includes charges related to residual one-time relocation and severance costs for U.S. warehouse personnel in connection with the opening of a warehouse and distribution facility in Buckeye, Arizona.

(5)	Represents write-off of unamortized debt financing fees for the year ended December 31, 2023.
(6)	Represents both unrealized and realized foreign currency losses (gains) on transactions other than in U.S. dollars.
(7)
Represents recognized adjustments to the tax receivable agreement liability. For the year ended December 31, 2023, reduction of the tax receivable agreement liability as a result of recognizing a full valuation allowance of the Company's deferred tax assets and anticipated inability to realize future tax benefits.

(8)	Represents abandoned cloud computing arrangement charge related to the enterprise resource planning project for the three months and year ended December 31, 2022.
(9)	Represents one-time disposal costs related to unfinished goods held at offshore factories for the year ended December 31, 2023.
(10)
Represents one-time disposal costs related to finished goods held at offshore factories primarily due to customer order cancellations for the year ended December 31, 2023. Incremental charge during the three months ended December 31, 2023 were related to a true-up of original estimate of third-party destruction costs.

(11)	Represents an inventory write-down, outside of normal business operations, to improve U.S. warehouse operational efficiency for the year ended December 31, 2023. Incremental charge during the three months ended December 31, 2023 were related to a true-up of original estimate of third-party destruction costs.
(12)	Represents the income tax expense effect of the above adjustments. This adjustment uses an effective tax rate of 25% for the years ended December 31, 2023 and 2022. For the year ended December 31, 2023, this also includes $123.2 million recognized valuation allowance on the Company’s deferred tax assets. For the year ended December 31, 2022, this also includes the $11.0 million discrete benefit from the release of a valuation allowance on the outside basis deferred tax asset.
(13)	Adjusted net income (loss) margin is calculated as Adjusted net income (loss) as a percentage of net sales.
(14)	Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales.